Exhibit 99.1
AMERICAN POWER GROUP CORP

Moderator: Mike Porter
August 13, 2013
10:00 am ET

Operator: Please stand by. Good morning, ladies and gentlemen, and welcome to the American Power Group announces third quarter results conference. This call is being recorded. I would now like to turn the call over to Chuck Coppa. Please go ahead.

Chuck Coppa: Good morning. I would like to start today's conference call by first introducing Mike Porter, president of our new investor relations firm, Porter, LeVay & Rose. Mike and his team are a premiere, full service investor relations and corporate communications firm with over 40 years of experience with its clients.

I spent the last several weeks in New York City with Mike and experienced firsthand his enthusiasm and telling the APG story and putting us in front of the right audience to generate the new investor interest. If the last 45 days are any indication, we're definitely on the right path. With that, I'd like to introduce Mike Porter.

Mike Porter: Thank you, Chuck. Good morning, ladies and gentlemen, and welcome to the American Power Group's third quarter earnings results conference call. For those of you who may be listening to the replay, this call is being recorded live on Tuesday, August the 13th.

Joining us on today's call from American Power Group are Lyle Jensen, chief executive officer and Chuck Coppa, chief financial and chief operating officer. We hope to cover a lot of ground and so the format of the call will be as follows - first Lyle will provide a brief overview of American Power, followed by a review of financial results presented by Chuck Coppa.

Lyle will then review operating and business development highlights for each business segment. Following Lyle's concluding remarks, we will open the call for questions. During the Q&A, we kindly request that participants limit themselves to one question and one follow up in order to allow as many questions as for the allotted time period.

Before I turn the call over to the team, I would like to remind everyone of the Safe Harbor statement including in the earnings press release issued today. The Private Securities Litigation Reform Act of 1995 provides a safe harbor for certain forward looking statements including statements made during the course of today's call.

Such forward looking statements are based on the company's current expectations and beliefs concerning future development and the potential effects on the company.

There can be no assurance that further development affecting the company will be those anticipated by American Power. Actual results may differ from those projected in the forward looking statements. These forward looking statements involve significant risks and uncertainties, some of which are beyond the control of the company and are subject to changes based upon various factors.

For a more detailed discussion of some of the ongoing risks and uncertainties of the company's business, I refer you all to the company's various filings with the FCC. And now it is my great pleasure to turn the call over to Lyle Jensen, chief executive officer, American Power. Good morning, Lyle.

Lyle Jensen: Thank you, Mike. Good morning everyone and thanks for participating in our fiscal '13 third quarter conference call. Our call is being held to coincide with the disclosure of our Q3 financial results released this morning.

For those who have not seen the release, our financial statements were distributed to all wire services and are also posted on APG's Web site, www.americanpowergoupinc.com.

We understand there are a larger number of new APG shareholders and first time participants on the call today so we welcome you and we'll do our best to educate our listeners on this exciting emerging natural gas industry and provide transparency on APG's progress and strategic direction.

Now we are pleased with the improved performance and excellent momentum we experienced in our third quarter and in a few moments we will share with you some of the key financial and operational highlights that are driving APG's momentum.

But first, for the benefit of those who are new to our company, I would like to provide a brief overview of our business and what makes APG a compelling investment to our current - in our current economic environment.

APG is unique in the industry because we utilize a patented process and digital software driven conversion technology that is engineered to work with a vast majority of the existing diesel engines.

Our technology and our dual fuel systems give users the power of choice and flexibility. Whether it be a stationary engine or a diesel vehicular truck, we can operate on a combination of diesel and natural gas, such as CNG, LNG, pipeline gas, wellhead gas or even biomethane.

And when required, we can return to 100% diesel operation. Switching between these fuel sources is seamless and requires no operator interaction and perhaps more importantly, our unique tech- our technology is non-invasive and, therefore, requires no engine modifications unlike the fuel injected systems provided by other suppliers.

Basically through our advanced calibration software, we blend natural gas with air that is already being introduced through the turbo charger, thereby, turbo charging the air increasing its energy value.

With more energy being derived from the air, the driver and the engine can basically back off the amount of diesel needed to meet the required energy demands.

We can displace up to 80% of diesel with natural gas at peak demand and our customers are seeing an average displacement of 50% to 60%, resulting in an impressive net annual fuel savings between 20% to 30%.

Diesel engines continue to operate as reliably and as durably as ever but with the added flexibility of a dual fuel supply. APG's unique dual fuel solution is transforming existing equipment into more efficient, cleaner power systems for hundreds of customers around the globe. Our alternative fuel solutions are not simply reducing dependence on foreign oil. We can also dramatically lower operating costs, extend run times, minimize fuel storage requirements and reduce emissions.

We, in fact, are energizing the future of power. Our company is organized into three business segments which we are currently tracking revenues - North American Stationary, North American Vehicular and International.

I will address business development and key operational highlights in each of these in a moment, but first Chuck Coppa will walk through our highlights of our financial results for the third quarter. Chuck.

Chuck Coppa: Thank you, Lyle. As I've said in the past, our press release that went out today is usually very detailed but I'll provide a couple of highlights to that and the 10Q that'll be filed later tonight.

During the quarter, we recorded record quarterly revenue of about $2.2 million, which grew 142% over the same quarter of last year. Oil and gas, dual fuel conversions continue to dominate our revenue results which included our second high pressure fracking rig conversion.

Domestic vehicular conversions expands another strong quarter of early adopters, testing that was twice as many trucks as the previous quarter. As a result of the increased revenue, our gross profit for the quarter reached a record million dollars which was 47% of revenue which reflected a favorable margin mix and better volume absorption of the fixed overhead costs.

The higher revenue volume for Q3 and the improved gross profit mix helped us achieve our first profitable and positive EBITDA of - during the quarter of approximately $121,000, or about 6% of revenue, which is another important milestone for the company.

Finally, we believe our cash on hand, availability of our bank lines and go forward revenue are adequate to support the remaining EPA approvals, calibrations and business development activities needed to meet our objectives and become cash flow positive on a sustained basis. Now I'll turn it back over to Lyle who'll go into greater detail on the business development.

Lyle Jensen: Okay, thanks Chuck. So let's move on to the three business segments so we can provide you an update on each. One of our shareholders asked if we could provide a little more color on the size of each addressed market segment and what the typical APG sales cycle currently is for each.

So we'll do our best to answer those questions and address those during our statements here but want to bear in mind that since we're in the early stages of adoption, the ultimate size of any addressable market and the current, what we believe are lengthy sales cycles, are expected to improve as the industry matures and adoption rates become more predictable.

So let's start with our - the first one, North American Stationary, and start with the estimated size of the North American Stationary conversion market which, for us, is made up primarily of diesel engines that we can convert in the oil and gas industry and the emergency backup market which covers hospitals, emergency care and data centers.

In the oil and gas industry, Baker Hughes is one of the top oil field service companies in the world and they've been reporting on oil and gas rigs since 1940 and they have a plethora of information on their Web site.

Last week, they reported 8,800 active US wells supported by approximately 1700 land based rigs. Of those 1700 rigs, 1300 were extracting oil and 400 were extracting gas.

Another important cut for us, of those 1700 rigs which show the 1200, are completing horizontal or directional drilling that uses 10 to 12 diesel pumps per rig and the other 500 are the older vertical drilling technology that typically have three diesel engines per rig.

We also, as we take a look at that universe, we have to watch for which ones are - have electric (can bus) systems that our software will work on and that's estimated at about 50% of those rigs have (can bus) systems we can read.

Now, we also saw recently where Zeus Development reported that 12- or the 1200 rigs, 6% were already operating on some form of natural gas, whether it be dedicated engines or duel fuel engines.

So to boil all that down, we - APG estimates there are 2000 to 4000 engines in the oil and gas market that could become candidates for APG's dual fuel conversions and that would be valued at somewhere between $75 to $150 million addressable market based on the average kilowatt power of each rig site.

Now, in addition to that, Baker has reported that there are 358 rigs operating in Canada which we now have opened up our market to and that is another $5 to $10 million of market opportunity that we believe we can address.

Regarding the question on sales cycles, for the sales cycle for stationary engines that differs quite a bit between the vertical drilling, which has been around for a longer period of time, than the horizontal drilling has, but both of them are trending in a very positive adoption rate and shorter lead times for sales cycles as we go forward.

If we take a look at vertical drilling, for example, we started in the summer of 2011. We had two customers and each - and two dual rig sites. Each of those required about six months of field texting before we got into production.

Two years later now, we sit here - this summer we have over 20 customers placing follow on orders on a monthly basis. Lead times are down to about six to eight weeks. And we virtually have no new customer testing unless it's an engine (here) that we have yet to calibrate.

Now when we compare that to the sales cycle for the high pressure pump rigs, which were just opening up, those have taken 13 months to get from test to market as APG is one of the first to convert a full frack rig to a dual fuel operation.

The reason, you had 2000 horse power engines, you have high pressure safety issues, we have 10 to 20 diesel engines per site. All of those need to be thoroughly tested for safety and reliability requirements because this is a high pressure operation and all of that needs to be vented before you can take a new technology into production.

So we started a year ago and we tested in two of the top five oil and gas company's factories through the summer. We then, last fall, went into the field and did field testing on single units. Initial production orders, we reported received in January and February of this year, and then the customer finally commissioned the rigs in the field during this past June and July.

We've gotten great positive feedback on performance and meeting targeted fuel savings and we've been told there are follow on orders - are expected. However, with those just now starting to run and probably having 30 to 60 days of run time, we believe that follow on orders will probably miss the fourth quarter and start - and we'll see follow on orders starting in Q1.

We also believe that as the industry hears more about the success and fuel savings of these early adopters, that more frack (read) customers will become interested and a similar shorter sales cycle will occur for high pressure rigs as we've enjoyed this year with the vertical drilling customers.

As Chuck mentioned a few minutes ago, Q3 was a record quarter for us in stationary conversions. We did 47 conversions in the North American Stationary market and that resulted in annualized revenue run rate of around $8 million and it was seven times higher than our first initial year two years ago when we started this business segment.

As we discussed, the two first - our first two high pressure frack rigs have come online using our system. One is in the DJ basin of Colorado and the second is in the (Marcellus) region of Pennsylvania.

APG's Canadian dealer and installer has kicked into a higher gear and we've had over $300,000 of product shipped in the past 60 days and have been told more orders are coming as several oil and gas companies have committed to adopt APG's conversion system.

So we expect to see continued growth in this new market. Another important stationary business development during the quarter, was our favorable EPA emission test results on (four) MTU Detroit diesel stationary engine platforms and also another seven additional CAT engines, bringing our total stationary engine platforms to 15 engines that can be converted in the stationary market.

These MTU Detroit diesel approvals will open up new off road markets as many of the same vehicular wheel time members are also the dealers and service contractors for these MTU diesel engines and the oil and gas, the marine and the mining industries.

So the value of our partnership with Wheeltime becomes more evident and more valuable every day as we not only work on the vehicular side, we're now beginning to work with Wheeltime members on the off road side of the market.

Let's move over, then, to APG's international market activity. We currently have around $2 million of bid opportunities we're trying to close on the next 30 to 90 days for customers in Africa, Australia and the Dominican Republic.

During the quarter, we received initial orders from customers in new countries such as Turkey and Ecuador. And we initiated exploratory discussions on several more.

Regarding the size of the international market, we've not taken the time to come up with a detailed analysis but we intuitively believe it's a very large market and it's one that probably is equal in size to the North American market, but that's really not how you approach. We have to approach the international market on a country by country basis and so our focus today is on countries that have readily available distribution and storage in natural gas but they also have to have a favorable price spread, you know, to diesel fuel to make economics work.

So far the sales cycles for international business have been very long, have been sporadic and due primarily to lack of infrastructure and/or of, again, just taking a long time to make a production decision but we expect those issues to automatically improve in the coming years as we focus on the countries that have and are advancing the use of natural gas to a larger degree.

We'll finish up with North American Vehicular where we expect the size of this market will dwarf all other markets that we look at. You know, APG's patented diesel engine conversion technology is best suited for the heavy duty Class 8 market which is the largest, single consumer of diesel fuel in the world.

You know, we're fortunate we have excellent Class 8 truck and engine market statistics generated by such companies as Power Systems Research, R.L. Polk and Ward's Auto, and if we take a look, there is joint concurrence but there're over $3 million Class A trucks operating today on the US highways and they range in age from 2014 to the late 1980s.

As we size the market, I think it's important to note that the US on road vehicular conversion market was created just two years ago when EPA came out with new regulations that legalized the aftermarket alternative conversions subject to EPA approving your design, approving your componentry and then ensuring your technology meets EPA emission test requirements which are based on the age and mileage of a truck.

So when anyone sizes their address market, they really have to determine with their technology, which engine models of those 3 million trucks did they decide to obtain EPA approval on because that really is the first gate that we have to go through.

So fortunately for APG, when we combine our pre-turbo patented design with the most advanced natural gas calibration software in the industry, we have a unique and a distinct universal design advantage that addresses the broadest range of engines and emissions standards compared to anyone else in the industry because everyone else has to focus on custom fuel injector designs for specific engine models.

That's being demonstrated every single quarter that we have our conference calls. You've seen here we recently talked about that we - our goal here is to have the highest number of OUL and IUL approvals for all of the top model years of the top seven engines and those include CAT, Cummins, Detroit Diesel, Mac, Mercedes Benz, Navistar International and Volvo.

And as we announced yesterday, we've obtained now 208 OUL EPA model year approvals on six of the top seven engines that we've targeted and we have in - we have submissions in process for another hundred older engines associated with the rebuilt engine and the glider kit market.

The Navistar International engine family is the only one left to complete OUL testing on which we'll get done in the next couple of months. In total, when we take a look using the market statistics, we believe the OUL market for these seven engine models for model year 2009 and older is estimated at $1.6 million vehicles on the road today.

Now we've yet to predict an adoption rate but as an example, a 10% market penetration over time would equate to a $1.6 billion addressable market. APG estimates the available IUL market which are the lower mileage engines for these seven model years as another 400,000 to 500,000 trucks, which at a 10% market penetration would be an additional half a billion dollar market for APG's vehicular market.

Finally, we - the truck analysts project that there will be 180,000 to 200,000 new diesel trucks hitting the road each year for the foreseeable future. EPA doesn't allow us a conversion path for IUL or OUL on engines that are - until they're two years old but this flow of new diesel trucks provides a significant perpetual supply of APG conversion candidates that should be sustainable for a long period of time as every - as each year becomes two years old and gives us the legal right to convert.

So with an APG targeted market of 2 million trucks, so the seven most popular engines, we sure - we do not (whack) for availability of conversion opportunities. The rate of adoption really is the key forecast challenge being worked and it includes many factors other than APG, which are taking some time to evolve.

The number one issue we hear from perspective fleet owners today is the availability of sufficient C&G and L&G fill stations on their routes necessary to justify the conversion.

Due to the capital investment required to build a dedicated onsite fill station, we now see many operators have made the decision to wait for public fill station availability.

This issue is called - in our industry, we call this a chicken and egg conundrum. You know, are we going to, you know, fill stations versus user technology, which one's going to come first? But it's important now that both of them are occurring at the same time and we are seeing significant capital deployed to address the issue of availability of fuel.

For example, on the LNG side, which is your - more your long haul and your interstate systems, so approximately 125 fill stations available, with another 600 planned for the next 12 to 18 months, currently APGs conversions are running about 75% LNG so it's very important that we have, you know, both the fill stations as well as the installation capability to do LNG installs.

In addition to that, there are over 1000 CNG compressed natural gas fill stations in the US. About half of those are publicly accessible, but again, as we look at the fuel suppliers over the next 12 to 18 months, we see hundreds and hundreds of additional fill stations going in regionally.

Those are basically for the return to base type fleet owners and you'll see a lot of small regional CNG fill station suppliers as long as the - as well as the nationals will now step up and get involved.

So while we wait for the fill station market to become more conveniently accessible, we're working closely with the existing national and retail gas providers and we're finding fleets that are logistically close to a fill station or a new fill station and working those opportunities first to try to get our testing done and get those into production because they do have available fuel.

I think the second major issue this year that we've seen has been the level of early adopter testing is much higher and taking much longer than we expected. As we work with the trucking industry in general, we find it to be a conservative group and with more of a show-me versus trust-me attitude when it comes to new technology.

So despite the economic benefits of our dual fuel technology, many of the fleet operators just need to know how APG's conversion will work on their fleet and are willing to contract to test one or two vehicles but we're seeing this cycle right now has been taking anywhere from, you know, three months, six months, a couple of them as long as 12 months depending on the customer but we also expect that, as fuel stations become available and we go from, you know, we've got some 85 to 100 customers testing our system right now, that will become several hundred and as we get more experience and more trust in fleet owners on the road, we'll see the sales cycles reduced dramatically.

So far some of the accomplishments for the quarter for vehicular, we completed the sales training for all 16 United States Wheeltime member companies by the end of May and have seen a dramatic increase and requested demos, the number of quotations.

The Wheeltime members have also been instrumental in bringing an APG duel fuel glider kit to market with rebuilt Detroit diesel engines. The initial order of 800,000 was received last week and we're being told that there's significant interest being generated within Wheeltime's customer base for this type of vehicle.

We will be participating in the Great American Truck Show in Dallas here in a couple of weeks where we'll have both a CNG glider and an LNG glider on display. Our EPA testing and subsequent road tests on this rebuilt road test on this rebuilt Detroit diesel engine with our dual fuel system is recording some of the best displacement and economic savings of any dual fuel engine on the road.

(Greg Irvine), in our recent press release, commented that he believes from what he's seen, that if you put this rebuilt dual fuel Series 60 engine in the 2014 freight liner Columbia, that it's one of the most economical vehicles to hit the road in many years.

Several other customers we have that made the decision to convert their existing fleet to APG dual fuel versus (pane), the much higher price for a dedicated natural gas truck. We had one on Wisconsin, a customer that recently called and let me know that, you know, why would I spend 180K on a new natural gas truck when I can convert six of my existing trucks to APG's dual fuel for the same cost and actually save more on my annual fuel cost.

So as you would expect, we like the way he thinks and we expect more will come to the same conclusion over time and/or as one of our large grocery store fleets is doing, they will actually be buying a combination of - for every one new dedicated natural gas truck they buy, they're going to convert five to six of their existing trucks to dual fuel.

So the goal here is - should be to use natural gas and to get to the largest amount of savings as you possibly can. So in conclusion, with 48 days to go in our fiscal year, let me say we're wrapping up 2013 in great shape. It looks like based upon the timing of orders and so forth, I think we'll wrap up the year in the $7 million range which is a little over 2-1/2 times higher than fiscal '12.

We have seen improving gross margins. We've experienced our first positive EBITDA quarter. We're doing business with many of the top oil and gas companies in the world who are endorsing our technology and committed to growing their business with us as we're seeing expansion into Canada with one - a very, very large oil and gas account.

Recognition of our technology in the international market is growing and we're doing a better job of qualifying a country to avoid any false starts. We have more EPA vehicle approvals on more engines than anyone in the industry and that gives us a strong foundation to build upon.

And the strength and breadth of the Wheeltime network is overcoming many of the early issues we had faced and gives us scalability to whatever level of the market demands.

As you can imagine, I'm very proud, you know, to lead this very talented APG team. We're excited to watch our uniquely positioned technology to take full advantage of this early stage trend as it moves towards a large scale shift to natural gas from diesel fuel. So thank you for calling in. Operator, I'd like now to open it up for questions.

Operator: Thank you. If you do have a question today, please press star 1 on your touch-tone telephone. If you are using a speakerphone, please make sure your mute function is turned off to allow your signal to reach our equipment. Once again, press star 1 to ask a question. Our first question is from Jimming Liu from Ardour Capital.

Jimming Liu: Good morning. Thanks for taking my question. First is regarding your penetration into the oil and gas industry. I understand that because of the low natural gas price, that overall CAPEX for the oil and gas industry is relatively low this year. What do you see that and do you see that situation will improve in the coming years to help you get more orders?

Lyle Jensen: Well, you mean, the number of rigs that's lower this year than...

Jimming Liu: Yes, the - basically my sense is the oil and gas companies are planning to spend less this year because of the depressed...

Lyle Jensen: Okay. No, no, I want to be sure I understood your question. So that is a true statement. If you take - if you watch, we're down 150 rigs from a year ago and there has obviously been some contraction with the top, especially people that have been trying to focus on extraction of gas.

It's actually worked to our advantage in that when you have, you know, that type of restriction on units, if we can come in and save somebody a half a million dollars per rig per year on fuel costs, especially even in a tightening down market, we actually are seeing right now, we believe a very robust interest in converting because this is one of the few things they can do to improve their bottom line, why the revenue or the number of rigs drop in the field.

So we think we will improve on the downside. We also believe then, as natural gas does get back up into the $5, $6, MM BTU, you'll start to see rigs come back into the market. We've - in Canada we've seen the rigs increase, not decrease, so we actually believe right now, it's not hurt us at all.

Jimming Liu: Okay, that's helpful. Regarding the profit margins for the quarter, it's very impressive. Do you figure - and you said it's a level you can keep and also once you get more orders in the future, can you sustain your - this margin and also your capacity to fulfill those orders?

Lyle Jensen: Well, we defi- no, as far as the capacity to handle the orders, you know, between the Wheeltime network and what we're doing in net oil and gas, we have - we can't, you know, I talked before about our, you know, thousand a year, a thousand a month, a thousand a week, and we're fortunate now that we have set a strategic base with Wheeltime that handles any of those scenarios from both the vehicular and stationary standpoint.

So not worried about capacity. I would, you know, the 47% as we do more vehicular, I would ge- you know we've, in the past, talked about we still think this is a 40% margin business for some period of time and we'll just watch how fast the adoption and/or the, you know, the competitive nature of that, of where that goes.

But I would expect this to, you know, to say in the 40% range with vehicular probably pulling down the current 47% a little bit. It was a large quarter for oil and gas and that's an industry where, you know, they're enjoying 90 to - 90 day to 100- you know, 270 day paybacks.

You know, we should be earning a premium, you know, gross profit, being able to earn a premium gross profit and still give them a reason- a decent payback.

Jimming Liu: Okay, got that. Thanks a lot.

Operator: Moving on, we have a question from Orin Hirschman from AIGH Investment Partners.

Orin Hirschman: Hi. Thank you. From AIGH Investment Partners. Congratulations on the progress. Just a handful of random questions. I know it's going to be out in the Q, but do you have a cash number for the end of the quarter?

Male: Yes, it was approximately about $2.4 million.

Orin Hirschman: Okay. And just - you know, it was a nice bookings quarter, but I just pulled up the prior quarter. It was also a nice bookings quarter. And they weren't a whole lot different. Hopefully you had the - Wheeltime was in this last bookings quarter, that $800K? I just want to make sure I'm clear on that.

Lyle Jensen: No, it's not. No.

Orin Hirschman: It's not. Okay, so that's on top of that. So with, you know, with that extra $800K, that's delivering in this quarter, you gave your guidance which would imply, you know, Q4 looking similar to Q3. You know, again, obviously a tremendous increase year over year.

But just kind of sequentially, what are some of the different factors that are playing together why there's not a lot of room for a big sequential increase especially with the Wheeltime order.

Lyle Jensen: Well, as we mentioned, it had a lot to do with the timing of the frack rig orders, the - if you remember, we announced the first frack rig order which included catalytic converters was $1.5 million, and then the second - and that was delivered over the last two quarters.

And then the second one, which has still been an undisclosed customer that we're trying to get disclosed because they're one of the leaders in the industry, was a $900K order, so basically what I think, you know, what we're seeing is the - you know, we've had the luxury of shipping $900,000 to $1 million per quarter for Q2, Q3 and that may skip Q4 from a follow on standpoint.

So then all of the sudden, our, you know, our $800K vehicular order and all of the other activity is going on, is that it's needed just to try to get back to, you know, to a growth quarter but we may not have - in Q4, we may not have that large frack order to actually ship.

And, you know, working on to get it into the backlog and we'll get it - we'll ship it as fast as we can, but with 45 days to go and the customer only bringing it up in July, it's my professional, you know, experience that it probably will not hit before September 30th.

Orin Hirschman: Okay, and...

Chuck Coppa: And Orin, this is Chuck. Just one additional clarification on the...

Orin Hirschman: Sure. Please.

Chuck Coppa:...$800,000 order, that'll be delivered over a quarter and a half, so we'll pick up a couple - probably $300,000 this quarter relating to that order with the balance of it flowing into the fourth quar- into the new fiscal year, the quarter ended December.

Orin Hirschman: Okay.

Chuck Coppa: So as Lyle talks about that guidance, there'll be a piece of it contributed by the $800,000 and then the balance will be additional business.

Orin Hirschman: Does that mean they'll be - some additional business coming from vehicular business versus the oil and gas? Is that what you were trying to explain to us, the gross margins may not repeat quite the same into the coming...

Lyle Jensen: Yes, with the vehicular - I think vehicular is - you know, we're still above 40 but they're not in the 50% mix. So I mean, we try to maximize paybacks with our gross margins but I think we'll just have to watch the mix of vehicular versus stationary and that will somewhat drive the net gross profit percent.

Orin Hirschman: Okay, and just one or two final questions. What is the fully diluted share count with everything thrown in?

Chuck Coppa: Right now, fully diluted is approximately $106 million.

Orin Hirschman: One hundred and six.

Chuck Coppa: Correct.

Orin Hirschman: Okay.

Chuck Coppa: Forty-seven million outstanding with the convertible preferred, bring it up to $71 million and then we've got $35 million options and warrants with an average strike price of about 50 cents, so we pick up $15, $17 million on that last piece getting up to the $106 million.

Orin Hirschman: And on those warrants again, what are the major expiration dates you were thinking of?

Chuck Coppa: I'm going to say on average they're probably when issued around a five year warrant which probably 48 months left on the majority of them.

Orin Hirschman: Okay, four years to go. And again, there was no (call), right?

Chuck Coppa: That's correct. There was a call on the preferred, the stock trades at $1.20 or more for ten days between now and April of '14. We can force conversion on the preferred. April '14, that number goes to a $1.60, and then we can force conversion on the preferred but there's no call on the warrants.

Orin Hirschman: Okay. Just in terms of, you know, having liquidity, like bank loans, et cetera, you know, does the - I don't recall if you have one in place, and if you do, does the existence of the preferred confine that at all or it's not an issue at all?

Chuck Coppa: It's not an issue. We have a $2.25 million facility with Iowa Bank. We paid that off earlier this year because of rate differences on investments in what we were paying. So today we sit with, you know, approximately $1 million we could draw down if we wanted to based on inventory and receivables so the preferred doesn't have any impact on that.

Orin Hirschman: Okay, great. And this last question, just on a competitive front, you know, a lot of times there is no competition, but can you talk a little bit in terms of, particularly in the rig business, what else you might be seeing? And also, you know, little Capstone, who's not so little, this makes a lot of noise.

I know you don't necessarily play - bump heads always because you're in different environments than they are but can you just go through that with us again and then very briefly?

Lyle Jensen: Sure. You know, Capstone, you know, nice company, used to supply, you know, ((inaudible)) in my prior life, so know a lot about Capstone. They just happen to be in a different smaller, you know, smaller horsepower in a different part of the operation, that again, we're seeing our customers ask us to get into.

So I would guess that we will, you know, the dedicated versus the dual fuel option of that is one that becomes very important to a lot of people. On vehicular, there're two or three other people but they have either a singular engine model or in some cases, just a couple years of a single engine model that they've got approval on but there is, at this point in life, nobody that has got a broad based multi-engine strategy that we can see or is delivering on it that they've talked about.

So we do see, I guess there'll be selective competition in specific engine models maybe but we don't see anybody with a broad based solution at this point.

Orin Hirschman: Okay, great. Okay, thanks so much.

Operator: And just a reminder, it is star 1 if you have a question. We'll go next to Fred Milligan from Wunderlich Securities.

Fred Milligan: Good morning.

Male: Morning, Fred.

Male: Good morning.

Fred Milligan: Good morning. The - noticeable by its absence, wasn't mentioned when you were talking about the international, Europe and Asia. Can you give us some detail about what might be happening there?

Lyle Jensen: We're talking to both at this point in time. We're talking to countries in both. And again, it's - it still comes down to, again, the sophistication of availability of gas, the distribution of the gas. So we're fortunate I the United States that we have 2 million miles of distribution pipeline that heated our homes and provided, you know, fuel, you know, natural gas for other uses.

So our ability to transfer and deliver gas to a point is much lower cost per unit of energy than it is in Europe and the other thing we see is that, you know, delivered LNG, which is how a lot of people get their gas, it's four to five times higher per MM BTU in Europe and Asian than it is in the United States.

So it just makes the price spreads a little tighter and we're - when we go to talk to a country now, we spend much more time looking at infrastructure. User technology is fairly straightforward. If it works in the United States, it works - it'll work around the world, but we really are watching the timing and you've got to see, not only fill stations in countries, you have to see pipelines to get the gas either from an import port into the inland country, and as we're seeing in Africa, sometimes that can take one to two years to move gas to the next populated area.

Fred Milligan: All right, thank you. What level of revenues do you need to be at a profitable level?

Chuck Coppa: That number, Fred, as we've mentioned, is in that $14 to $15 million range from a bottom line profitability standpoint versus the $8-1/2 million of cash flow EBITDA breakeven which, you know, was validated by this quarter and the previous quarter.

Fred Milligan: What - and recurring revenues, can you detail any of that?

Lyle Jensen: Recurring in regards to?

Fred Milligan: Once a sale, always a sale - continuing sales.

Lyle Jensen: Well, continuing sales, you know, you again, with the size market, I mean, there is -what we're working with now is customers that are doing more of their - more the diesel engines they own. You know, once you convert one, there really is no follow on revenue to that engine.

So what we're doing is we're moving and actually doing more engines with existing customers in the oil and gas industry and then in the vehicular industry, we've got, like I said, we think we have $2 million, you know, trucks on the road that are candidates and what we're trying to do now is to find those fleet operators that are willing to take a look and have natural gas available and are willing to convert their trucks and gain economic savings so it's just, you know, the recurring revenue at this point is a lot of early adopter testing and we'll see in '14, 2014, 2015, we'll see a lot of follow on adoption coming in the vehicular business. And because of the size of the market, that's where we expect to see some fairly large revenue growth.

Fred Milligan: Of the - in the vehicle business, how much of that is OEM? What percentage?

Lyle Jensen: Zero. This is all aftermarket.

Fred Milligan: Okay, everything - okay.

Lyle Jensen: Other than - I mean, the glider industry is a little OEM-ish from the standpoint that we are - it's the only legal...

Fred Milligan: You just made up a word, huh?

Lyle Jensen: Yes. Yes. It's the only engine you can use with a ten year old engine so it's legal from an EPA standpoint and it's gone into a 2014 freightliner Columbia or (Coronado). So that's the closest we get to, you know, having freightliner dealers. Wheeltime members, people like (Fitzgerald) that are in the business, they'll be able to put our conversion on a new truck that way.

Fred Milligan: Okay, thanks.

Operator: Joel Colgan from a - private investor has our next question.

Joel Colgan: Good morning, Lyle. Congratulations on becoming EBITDA profitable. I think that's a very key step in going to where we need to get. I got into the conference call late so forgive me if you covered this, but just in looking back, it looks like the $2.2 million in sales this quarter puts us at about $4.9 for the year, with one quarter left.

On the first quarter conference call, you made a comment that you thought we were going to do $10 million this year. That doesn't look to be feasible with the $1.4 million backlog. Again, if - I don't know if you covered any speculation on Q4 numbers.

Lyle Jensen: We did. We covered - what we said, Joel, was the - a couple of points. The million dollar per quarter for the last two quarters for the fracking rig orders for the (Marsellas) and the TJ basin, they're up - they finally - the customer finally put them in operation in June and July of this year.

They're probably going to run them for 30 to 60 days, so this will be, the fourth quarter - everything's running well. We've already been told by both customers anticipate follow on orders but considering that it's 45 days to go, we expect that the next million dollar frack order will probably skip the fourth quarter and happen in the first quarter.

So that was one of the misses and then we've had the early adopter testing we talked about is a lot more testing. As we said, people are going to - you know, we've got to prove it to them. They actually have to convert their own fleets.

Some of our early distributors have severely missed their forecast that they gave to us that we counted on earlier in the year. So we ended - I did share with people on the call that we're looking at wrapping up this year at around $7 million for the fiscal year and then starting to put together our plans for '14.

Joel Colgan: Okay. One more question. On the $2.2 million this quarter, how did that break down between oil and vehicular?

Lyle Jensen: Ninety percent oil and gas, ten percent vehicular.

Joel Colgan: Okay, and the $1.4 million backlog, how does that break down?

Lyle Jensen: That is...

Chuck Coppa: Eight hundred thousand of that, Joel, would be the...

(Crosstalk)

Lyle Jensen: Yes, I was going to say $900, probably $900.

Joel Colgan: Okay, so $800,000 is vehicular?

Lyle Jensen: Yes.

Joel Colgan: Okay.

Chuck Coppa: And Joel, I don't know if you heard, I mentioned in there, too, that that'll be delivered over about a quarter and a half, so we'll drive it - August and September will benefit from it and then the first quarter of fiscal '14, the December quarter will get the balance.

Joel Colgan: Okay. Do you see vehicular - in moving forward, do you see vehicular numbers out in - outweighing oil orders?

Lyle Jensen: Eventually, Joel. We've got to get through the, you know, as soon as we start to watch the conversion from, you know, people have one or two trucks on the road to now ordering their 15 to 20 trucks, we'll definitely see that conversion - or that transition start.

Joel Colgan: All right, thank you.

Operator: And we'll take a question from another private investor, (Jan Marcos Alzano).

(Jan Marcos Alzano): Hey guys. How's it going?

Male: Good.

(Jan Marcos Alzano): Good. Congratulations. I've been following you guys for a while, been holding onto a small number of shares for a while, but I'm trying to get a line, guys, on the actual number of - I don't know what to call it - number of trucks, I guess, that would encompass the $800,000 glider order.

You keep saying - I just heard you say a couple times that it's been a spread over a quarter and a half. At the end of that, when that $800,000 is actually recognized, how many trucks are going to be on the road with our technology?

Male: It'll be...

(Jan Marcos Alzano): Just from that one $800,000 order?

Lyle Jensen: It'll be 80 trucks. We hope to about 60 different customers that we hope would blow into 1000 follow on orders, so something of that - you know, it's still - every single one of those is still kind of a first - or is an early adopter, you know, get it into fleets. But that would be kind of the, you know, the umbrella we think we're leveraging.

(Jan Marcos Alzano): Okay. So 80 trucks is roughly what the end number will be from that one order. Tell me a little bit - a similar question on the oil rigs, or the oil and gas rigs, I'm not clear at all on how many rigs are up and running and using our technology on a regular basis.

Lyle Jensen: Well, there's - you know, we talked about the 2000 to 4000 engines that we think is our addressable market in the oil and gas industry. And currently right now, we've got just a little over 150 that we've converted in the first two years and we're...

(Jan Marcos Alzano): So there're 150 that are installed.

Lyle Jensen: Installed. Last quarter was a record quarter at 47, so we're approaching the 200 a year mark at this point.

(Jan Marcos Alzano): Okay. Good. Okay, I just wasn't clear on how many were actually out there. And I just want to revisit, I forget the gentleman's name who asked a recurring revenue question - is there any warranty or service revenue that APGI could recognize or after a certain point and time, can users of the technology purchase an extended warranty or anything like that? Maybe that's the question he might've been trying to get to. I'm not sure.

Lyle Jensen: Sure. Well, that - and maybe I didn't answer it, you know, that correctly. We've tried the extended warranty. Right now we're not having any downtime and we're got trucks out there running a year, year and a half, so nobody's really stepped up to that.

I think the - so there's not anything there really that, you know, that's of a material nature. Service calls, but that's a very, very small percent because we don't have downtime. So I think the recurring revenue, you know, which really is one of the things that fleet owners love about our technology, we're the only technology, you can put it on your truck today, and you can run that for four years, five years, and at that point in time, you decided it's the end of the life of the truck and you want to move forward.

Everybody other than us, you have to go out and buy another used truck or another new truck. With our technology, you can take our system off, take the tanks off because you've already made the major purchase on the tanks, and we can, within a day, we can return that vehicle back to a clean burning diesel vehicle that should get a premium trade in value.

And you can take our system, because it's a digital ECU system, we can reflash the memory of our ECU to whatever the next approved engine model you want to go to, reinstall the tank, and for probably a $3K to $5K second life conversion, you can now get additional life out of that system.

So there is a recurring value at that point and the idea is that it won't really take - necessarily take away from, because we will continue to see the fleet grow, but that's a huge - that, plus as we said last week in a press release, you know, (Greg Urban) believes that the ability to - a fleet owner is still concerned about converting 100% to natural gas, and we're one of the few technologies that allows him, at a switch of a button, the fleet can go back to 100% diesel.

If five years, ten years from now, natural gas goes up, diesel goes down, they don't want to be stuck with a dedicated natural gas fleet. And we're one of the few technologies that allows that fleet owner to be able to go back to 100% diesel.

(Jan Marcos Alzano): Yes, I've never heard the term recurring value add, but that could be a nice little marketing pitch for you guys. Okay, well, thanks guys. That answers my questions. Good luck. Keep up the great work.

Male: Okay.

Operator: Our next question comes from Dan Herbert from Delta Partners.

Dan Herbert: Hey guys. A couple questions on the vehicular side. I think you said you had 85 to 100 customers testing the on-road right now. Is that correct?

Male: Yes.

Dan Herbert: And can you give me any sense of what the average fleet size is of those customers or sort of the range? I mean, is it just a bunch of little onesie-twosies? Or do we have people with fleets of 400 or 500 trucks?

Lyle Jensen: Yes. No, I think the - I really hadn't looked at it from a range, but we have, oh, I mean, it's going to range - I think the smallest guys are probably 50 trucks. So the average is probably 300 to 500 and our largest guy is probably 4000.

Dan Herbert: Okay.

Lyle Jensen: We have two of the top ten for higher fleets. They've got test vehicles on the road as we speak.

Dan Herbert: Okay, so names we would know.

Lyle Jensen: Names you see every single day. Just - aren't going to allow us to talk about it until they get through their testing and decide to procure.

Dan Herbert: Sure. Okay, and what's the largest deal, actual deployment you've done to date?

Lyle Jensen: Well, it will be this $800,000 order through (Irvin), but as far as total, $1.5 million is the largest order that we have taken and delivered on here in the...

Dan Herbert: On the stationary side.

Lyle Jensen:...over the last couple of years.

Dan Herbert: No, no, I'm talking about on the vehicular side.

Lyle Jensen: Oh, vehicular. Oh, well, it'll be this $800,000, will go to a single customer which then will be distributed from there. And then after that, probably the largest one is a couple hundred thousand dollars.

Dan Herbert: Okay, but that's a distributor, right, not an end user?

Lyle Jensen: Yes.

(Crosstalk)

Dan Herbert: What about the largest...

Lyle Jensen: The largest end user is international which would be 100 trucks for Pepsi, 7 Up in Africa.

Dan Herbert: Okay, and what about domestically, the largest single user order to date or deployment?

Lyle Jensen: (I think at this point), 5 to 10. Nobody has been under production yet. Everybody - 100% of our vehicular is in early adopter testing.

Dan Herbert: Okay, any sense of how that timeline could play out?

Lyle Jensen: Well, as we talked...

Dan Herbert: I mean, obviously as some of these people are testing it, to a deployment, it's going to be significant or is it going to be - or do a lot of these people run multiple engines and so you might see 30, 40 at a time, you know, doing one class of engine and then another class of engine?

Lyle Jensen: Yes, this will grow, you know, 30 to 50, 100 at a time. You know, mainly because a lot of these guys can't take their trucks out of - off revenue producing that quick, but you know, every one that we're working on right now, we anticipate will, you know, has that 30 to 50 to 100 follow on, and we see those - a lot of the adopter testing in'13 will create those types of opportunities in fiscal '14 that starts in October.

Dan Herbert: Okay. And in terms of the types of fleet, is this mostly return to base that's testing it or is it people that would use both return to base and what's available on road?

Lyle Jensen: Yes, it's 75% of our conversions on the road - or to be on the road are LNG, so that's more of your longer haul and that uses the, you know, the clean energies, the Shell travel centers and the blue LNGs.

And the other 25% are CNG and 100% of our CNG are return to base customers. And you've got to be careful with that. I wouldn't say that's necessarily going to be, you know, the single trend, you know, forever, 75/25 split, but it just happens to be the ones that we have right now.

Dan Herbert: Okay, and the other thing is, in terms of payback and system cost, what percent of the conversion is your system versus, you know, obviously you've got to put fuel tanks on there and they're expensive and obviously LNG and CNG would be different. But, you know, I mean, if it wasn't for the cost of the tank, I assume the payback would be phenomenal.

Lyle Jensen: I think we're - if you take - you've got to look at an all-in, delivered, installed system and tanks run about 55% to 60% of the total turnkey cost and we run 45% to 50%.

Dan Herbert: Okay. And in terms of the kinds of paybacks that - I know it's all over the map, but if you look at what the customers who are testing now, do you have a sense of what the paybacks could be for them? Obviously it depends on a lot of things but...

Lyle Jensen: It really - it depends on one, single thing or a couple things.

Dan Herbert: Well, usage obviously.

Lyle Jensen: How many miles you drive per year, and then what part of the United States you're in. There still is quite a different range between, you know, CNG unit prices per gallon and depending - Oklahoma, Texas, very, very competitive compared to other parts of the United States.

But in general, you know, we advertise that, you know, it's not unusual for a truck to go 100,000 to 120,000 miles a year for the long haul, maybe 90,000 to 100,000 miles a year for the return to base.

And those guys with the price spreads and with the displacement they're seeing, the 20% to 30% fuel savings, they're seeing, you know, the good guys are seeing 12 to 15 month payback. The average is 15 to 18 months. And then if you get well below 100,000 miles, you may see the 20 to 24 month payback compared to the dedicated natural gas engines which we still think are in the 24 to 30 month range.

Dan Herbert: Okay, and in CNG, if it's a - you know, if you're operating in a place like Oklahoma or Texas or Utah, could you see paybacks under 12 months?

Lyle Jensen: I'm not too sure I've heard any less than but Oklahoma definitely gives you the - I mean, I was down in Oklahoma City two weeks ago and saw a diesel gallon equivalent of natural gas that cost $1.10 a gallon.

Dan Herbert: Right.

Lyle Jensen: Compared to $3.80, you know, for diesel, so that was a huge difference.

Dan Herbert: Right. Okay, so that might put you payback at 12 months or approximately even less if...

(Crosstalk)

Lyle Jensen: Yes, those are in the 12 months, if they run less miles. But they're definitely talking about 12 to 15 month payback in an area like Oklahoma.

Dan Herbert: Okay, and what's the - typically the total investment for LNG and CNG? I'm just trying to think of it in comparison to (Westport) and any other options that might be out there?

Lyle Jensen: Well, that's what we talked about this one - $25K to $30K depending on how many tanks you put on it, as an all-in price, so the other - when I gave you an example of, you know, $180K, you know, (Westport) driven truck new versus six $30K conversions, that was the example - or one of our customers looked at.

Now, we have another customer that says, you know, that I'm going to buy, for every one new truck I buy, I'll convert five, you know, four, five, six of my existing fleet. So you've got people out there taking a look at, you know, again, what can I do with capital? And, you know, some of it's strictly economic. Others are sustainability. Some are a combination of both.

Dan Herbert: Okay, thanks. And just one more. Any of the ones that have been using existing (Westport) type of technology, like, transit buses or refuse fleets, have been nosing around this or are they kind of committed to what they're doing?

Lyle Jensen: Yes, those tend to be the lower horsepower, so they're not using near the gallons per year that the Class 8 market does. And so - I mean, technically it works. We have - we've bid right now and hope to win a couple of bus contracts that, you know, where they want to use it. I think the refuse industry, that 8.9 liter became the proper size for the lower power and torque of the refuse industry and so I - but we're dealing with, you know, most refuse customers we're dealing with are the transfer trucks, not the route trucks, and so (the request) for us in that industry.

Dan Herber: Okay. And just one last thing, I mean, the one name that I've seen come up that also offers dual fuel solutions, and I know there're several others, but you know, in terms of headlines, is like, clean air power, and you know, what's the co- how would your system compare to, say, what they're offering?

Lyle Jensen: Well, we're - I mean they're post turbo fuel injected. They're, you know, we competed head to head against a clean air power in Australia and at least in this case, with the largest LNG supplier in Australia, we won that run off and there - our distributor down there, they've got one or two engines that they worked on for a very, very long time.

Their price tends to have to be more expensive. They have fuel injectors and fuel injector maintenance to work with. Again, good company. Working hard to try to make their mark in Europe and other places, but we just feel we have a better mousetrap.

Dan Herbert: Okay, thanks.

Operator: And we'll hear next from Jim Johnson from American Portfolios. Mr. Johnson, your line is open. Please go ahead with your question. Hearing no response, we'll move on to Dick Feldman from Axiom Capital.

Dick Feldman: Good morning and thanks for taking my questions. I've got a couple. The first has - is in North America. Have you - on the vehicle side of the business, have you experienced any reorders yet with the people who are testing the (kits)?

Lyle Jensen: Just beginning. I mean, we've had one that ordered one truck and now he's ordered five. We have, you know, one that ordered two trucks and now he's ordering ten. We have one that's ordered two trucks, he's talking about seven out of his 50. We have one that we've been working with a very long time that had to go get CAPEX approval in their 2014 budget and they're going to go from 2 to 30.

So I think those are, you know, maybe reasonable examples of some of the early adopters we have. We don't have that zero to 1000 yet because again, those are in testing and those we don't know if they have the capability of doing that but we're just too early in the test. The bigger the company, the more ingrained and longer the test, you know, seems to be. And that makes sense because they're looking at making a bigger investment if they do decide to convert.

Dick Feldman: In talking about order size earlier, you made reference to how long it takes to install this. I wonder if you could flesh that out a little bit. How many days would it take to install a conversion kit?

Lyle Jensen: We're doing - I mean, the ones we're doing right now with experienced installers, it's taking, you know, two guys less than, you know, six to eight hours to install our system and then depending on - usually you have to remove a diesel tank to put the CNG tanks on and that's taking another, sometimes another 8 to 15 hours, so it's kind of a 20 hour, you know, potentially a 20 hour exercise, so you know, two guys in a busy day can do it. Typically we ask for the truck for, you know, you give it to us today, you'll get it tomorrow night, you'll get it back.

Dick Feldman: So the truck's not out of commission for an extended period at all?

Lyle Jensen: No, two days.

Dick Feldman: I wonder if you talk about your patent position and both the duration and what type of protection do you believe it provides to you.

Lyle Jensen: Well, the patent is a process patent. And so any gaseous fuel that's delivered to a diesel engine, you know, pre-turbo, whether it be CNG, methane, you know, someday hydrogen, we hope, all of those different fuels, we're protected going from a pre-turbo position.

Our current patent goes through to 2019. We have done patents pending that have already been filed that will extend that a period of time that has to do with the improved homogeneous mix of our air mixer on improving the homogeneous energy value of the air as it gets through the compression chambers.

So those, you know, are a several year process to get it actually issued but we do feel we have good protection on the patent side. The other is not patented, which is of equal value and we won't expose a lot of our key programs, is the calibration software that's universal in its design that allows us to custom calibrate to a specific engine and then freeze an optimized calibration for an engine model year.

So we'll end up with this large library of 300 to, you know, by the time we get done with IULs, we should have 300 to 500, you know, IP programs that will allow us to address any of the major engines on the road.

Dick Feldman: On the software question, are there any periodic updates to the software? And if so, could that be a stream of maintenance revenue?

Lyle Jensen: It's - so far, we haven't had any, you know, any revenue producing updates. It's been more of just expanding the number of engine models that we have.

Dick Feldman: Okay. And the key to the software, the software's optimized to an engine that can recognize all different types of fuels?

Lyle Jensen: Well, I mean, right now, yes, I mean, it's optimized for CNG, LNG. I mean, it's still a methane based, you know, gaseous fuel, so the programs we're doing right now are for natural gas in some point in time. If there're other mixed fuels or other different gaseous fuels that come to market over the, you know, ((inaudible)), we'll have to continue to upgrade our software to handle that. But at this point in time, all of our software is driven towards CNG, LNG usage as the alternative fuel.

Dick Feldman: When you have testing that's out on the road, are these things - do they generate revenues? And if they do, do you sell them at a, you know, like, okay, an early user price to entice their interest?

Lyle Jensen: Yes and yes.

Dick Feldman: So in theory, margins, if you start getting volume orders on the trucking side could improve.

Lyle Jensen: We anticipate that, yes.

Dick Feldman: Yes, okay. Well, terrific. Okay, thanks for taking my questions and good luck.

Lyle Jensen: Thank you.

Operator: We'll go next to George Flink from Next View Capital.

George Flink: Hi guys. Good quarter.

Lyle Jensen: Hey, good morning.

George Flink: I wondered if you could discuss the IUL testing, the potential market share for that, what it looks like, you know, how much it's going to cost to get through it and the timing of that.

Lyle Jensen: IUL is, for the listeners, Intermediate Useful Life. That's a test that you can't do in a truck on the road. You have to find an engine outside of a vehicle and you test on an engine (dynometer) which is very much like a brand new OEM engine.

So the only thing we don't have to do is durability test which is really the expensive test that OEMs have to go through. So we have our - our first one has been on the University of Houston. They invested $7-1/2 million in the, what's called, EPA 1065 equipment to be able to do these tests.

They've had some startup issues on it that has lasted months but is now operational. We had a diesel only engine that didn't stand up to even the diesel test, let alone the dual fuel test which we're now - have corrected, so long story short, we think we're literally, hopefully we think within a very short period of time here, of completing the first what I'll call the guinea pig test and take it all the way through EPA.

And, so far anyway, we anticipate we might be the first IUL approval as we were the first ones to get OUL approval. As soon as that gets done, we tested on a 2009 Cummins ISX because we already can do the OUL on that and we wanted correlation. So what that'll posture us to do, once we have the process down and we know the EPA is going to approve the testing protocol procedure that we've established, we immediately will jump into the next emission grouping which is 2010, 2011, 2012.

Starting in 2010, EPA came up with a more stringent requirement that created an industry called the selective catalyst reduction technology or SCR, so all the engines from 2010 and newer, up until they change it again, are this new technology.

So we'll go into the three top engines, the Detroit diesel, the Volvo and the Cummins, and we will start our IUL testing on those. We expect those to happen in a fraction of the time as the first one and that will - 2012, we can start to legally convert.

We talked earlier this morning about EPA keeps us out of the new engine market. They have to be two years old before they're allowed to convert. That keeps us out of the warranty period of OEMs in a large, you know, for most trucks.

So January 1 of 2014, which is not that far away, becomes the first time we will be able to convert a '12 and you have to go to the newest engine, highest horsepower, so our goal now between now and December will be to find 2012 engines for those three popular engine models and complete the IUL testing so that we can, as we talked about, that should be another 400,000 to 500,000 trucks on the road that, those three engine models that are in those three year periods.

So, you know, by January, our goal right now is to have everything from '12 and older, for seven of the most popular from 2009 and older and then three of the most popular for the '10s, '11s and '12s, and that should allow us to do a better job of addressing the larger fleets in the industry that only keep their trucks for, you know, four or five years and have - and need the IUL approvals.

George Flink: Okay, and you know, what do you see that - so you see that revenue coming on stream potentially in 2014?

Lyle Jensen: Yes. Yes.

George Flink: And is it the same kind of margins and price as the OUL conversions?

Lyle Jensen: Yes. Yes it is.

George Flink: All right, thanks. Appreciate it.

Operator: We'll go next to a follow up question from Orin Hirschman from AIGH Investment.

Orin Hirschman: Hi. Thank you for the follow up. Just in terms of that $800K order, roughly 80 trucks, how many of those are actually sold already or presold versus what needs to be sold? And, you know, is there going to be some period of time where they install those and then you have to wait until the next order come through where they do another huge batch of test runs or how should we view this?

Lyle Jensen: Well, I don't know exact, but I know that somewhere between 60% to 70% of them are presold and that he wanted to put 20 on the lot as well as have some available for this Great American Truck Show in Dallas on August 22nd to 24th.

We'll have both - this really is our - even though we had one vehicle there at MATS, at the Mid-American Truck Show in Louisville, this will be kind of - we've got a specific roundtable that's not a part of the show that we've invited 90 customers to that represent very large to midsized fleets.

So I think the way we look at it is that this is a company that has gotten hundreds and actually several thousand customers that buy trailers and they know of him.

They trust him and his judgment and we believe that this, you know, that this will be - you know, we can't project yet, you know, when that next order will come but if we have the type of show we believe, we'll watch the place and we hope that we can convert this from a first time order to handle initial customers to a recurring - you know, I'd love to see quarterly orders that spread out for three or four month delivery so we get some type of rolling recurring revenue nature to it.

Orin Hirschman: Okay, and just one final question. Just, in terms of, you know, we said 180,000 to 200,000 new trucks a year that are potential candidates down the road after they go through that two year period that's mandated that you can't do the conversions.

Lyle Jensen: Yes.

Orin Hirschman: I guess my question would be, is that number after assuming that some percentage of those are, you know, (Westports) or native engines to begin with?

Lyle Jensen: You know what, that - you're right. That's - I didn't define it but that's a good question. If you take a look at their presentations and take a look at AGA and so forth, of 200,000, I think their goal right now, the latest numbers I heard was they would like to be - they think they could be 25% to 30% market share by 2030.

So let's take that, you know, 200,000 by the year 2030, you know, times 30. That's 60. That still leaves 140,000 diesel trucks and maybe at that point in time, 60,000 natural gas trucks, which would both be huge markets in themselves.

But there's no - we're not hearing, at this point, nor as we talk to fleet owners, you know, we just, you know, we think that the diesel truck and the power of a diesel truck and the cost of a diesel truck, the conversion is still supporting that majority market, that it's a perpetual market for us and one that's very large.

Orin Hirschman: Okay. I mean, certainly not taking any issue with the size of the market overall, I just one follow up on that.

But, you know, wouldn't there be a line of logic to say that guys that wanted to do alternatives, especially as the years go on now, that a lot of them will do it initially as time goes on as opposed to doing it two or three years down the line or more? Again, you still have a huge market but...

Lyle Jensen: Sure. I think - I mean, the idea of sustainability - or scalability and sustainability of the market is, is that every year you have another 100,000 miles that goes on that truck and at some point, you know, after a million miles, you know, if you could get two 500,000 of life out of the system or whatever, at some point, you have to make the decision of - and you know, very few people buy new trucks.

I mean, the majority of the fleet owners are in it to buy - they buy the trucks that come off the top 100 guys, you know, at that four year mark and they pick them up and run them the next four or five years.

So you always have a retirement of older vehicles which, you know, which a lot of those we believe will retire as dual fuel trucks but you also have those perpetual flow of new trucks, you know, coming into the market that will have - by the time they pick them up, a lot of those will have, you know, 300,000 or 400,000 miles on them and they'll drive them another 400,000 or 500,000.

Orin Hirschman: Okay, thanks so much.

Operator: And that does conclude our question and answer session today. Mr. Jensen, I'll turn the conference back over to you.

Lyle Jensen: Okay, well appreciate your participation. I know the call ran very long, but again, a lot of great questions, a lot of interest, some new names, so we appreciate your participation. We look forward to discussing the progress at our next conference call. Thank you.

Operator: And that does conclude our conference today. Thank you all for your participation.

END